EXHIBIT 10.68

November 7, 2011

David Lawrence
29 Meadow Ridge Road
Warwick, NY  10990

Re:  Amendment to Employment Agreement

Dear David:

This letter serves as an amendment to your employment letter agreement, dated December 19, 2005, with Acorda Therapeutics, Inc., as previously amended (the “Agreement”), in accordance with paragraph 8(b) of the Agreement.  Specifically, the Agreement is amended as follows, effective as of the date written above:

1.           Termination Other Than In Connection With a Change in Control.  Section 5(a) of the Agreement is amended to read in its entirety as follows:

(a)           Termination of Your Employment by the Company Without Cause or Voluntary Termination by You With Good Reason. If the Company terminates your employment without Cause or if you terminate your employment with Good Reason other than pursuant to subsection (c) of this Section 5, the following shall apply:

(i)           The Company shall continue to pay to you your base salary for a period ending on the earlier of the date that is twelve (12) months after you terminate or the date on which you obtain other, comparable employment (the “Severance Period”). Such salary continuation payments will be paid at the time of the Company’s standard payroll during the Severance Period, except as provided in the next sentence.  To the extent that the sum of your salary continuation payments that would otherwise be paid in the first six months following your termination exceed the lesser of (A) two times your annual rate of pay (determined under Treas. Reg. § 1.409A-1(b)(9)(iii)) and (B) two times the compensation limit under section 401(a)(17) of the Internal Revenue Code (the “Code”) for the year of your termination, such excess shall not be paid within the first six months of your termination and, instead, will be paid in the seventh month after your termination of employment.

(ii)           The Company shall also pay you a bonus equal to the target bonus for which you would have been eligible for the year of termination pursuant to the Company’s then-effective cash bonus plan, multiplied by a fraction, the numerator of which shall be the number of days in the calendar year elapsed as of the termination date and the denominator of which shall be 365.  Such payment shall be made in the month next following the month of termination of your employment.

(iii)           If you or your eligible spouse and dependents timely elect COBRA Coverage, the Company shall pay the monthly premiums for such coverage during the Severance Period; provided that, if you elect coverage under a subsequent employer’s group health insurance plan during the Severance Period, payment of such premiums shall cease (but only to the extent applicable law would not preclude payment of such premiums solely to you and other executives).

(iv)           The Options and SARs granted to you hereunder or under any other agreement that have vested as of the termination date shall remain exercisable for 90 days following such date, provided that no Options or SAR will be exercisable after the earlier of the latest date upon which the award could have expired by its original terms under any circumstances (as determined under Section 409A of the Code) or the 10th anniversary of the original date of grant. All unvested Options, SARs and Stock Awards will be cancelled on the date of termination.

(v)            The Company shall pay you for all salary and any other amounts earned but not paid prior to termination, including vacation and sick leave days that have accrued through the date of termination and have not been used.  Payment under this subsection (a)(v) shall be made at the time of the Company’s standard payroll for the pay period that includes the date of termination of your employment.

(vi)           The Company shall pay you for all reimbursable business expenses that you incur through the date of termination upon presentation of acceptable supporting documentation.  Payment under this subsection (a)(vi) shall be made within 10 days following your presentation of appropriate supporting documentation but no later than December 31 of the year next following the year of termination of your employment.

2.           Termination Following a Change in Control.  Sections 5(c)(i), (ii), (iii) and (v) of the Agreement are amended to read in their entirety as follows (the remainder of Section 5(c) remains unchanged):

(i)           The Company shall pay to you an amount equal to twenty-four (24) months of your base salary (the “CIC Severance Period”) in a lump sum in the month next following the month of termination of your employment, except as described in this paragraph. You shall be under no obligation to secure alternative employment during the CIC Severance Period, and payment of your base salary shall be made without regard to any subsequent employment you may obtain.  To the extent that salary continuation payments under Section 5(a)(i) would be delayed until the seventh month after termination of employment if Section 5(a)(i) applied to your termination of employment, the payment under this Section 5(c)(i) shall be delayed until the seventh month after termination of employment.

(ii)           The Company shall also pay you a bonus equal to two (2) times the target bonus for which you would have been eligible for the year of termination pursuant to the Company’s then-effective cash bonus plan. Such payment shall be made in the month next following the month of termination of your employment.

(iii)           If you or your eligible spouse and dependents timely elect COBRA Coverage, the Company shall pay the monthly premiums for such coverage during the CIC Severance Period; provided that, if you elect coverage under a subsequent employer’s group health insurance plan during the CIC Severance Period, payment of such premiums shall cease (but only to the extent applicable law would not preclude payment of such premiums solely to you and other executives).

(v)           The Company shall pay you for all salary and any other amounts earned but not paid prior to termination, including vacation and sick leave days that have accrued through the date of termination and have not been used.  Payment under this subsection (c)(v) shall be made at the time of the Company’s standard payroll for the pay period that includes the date of termination of your employment.

3.           Compliance with Section 409A.  Section 5(g) of the Agreement is amended to read in its entirety as follows:

(g)           Compliance with Section 409A.  This Agreement shall be interpreted to ensure that the payments contemplated hereby to be made by the Company to you are exempt from, or comply with, Section 409A of the Code. However, it is your obligation to pay all required taxes (including any taxes under Section 409A) on any payments provided under this Agreement.  Any payment under this Agreement that is subject to Section 409A and is contingent upon termination of your employment shall be payable only if such termination qualifies as a “separation from service” within the meaning of Section 409A, and regulations promulgated thereunder. Each such payment shall be considered to be a separate payment for purposes of Section 409A.

4.           Entire Agreement.  Section 8(g) of the Agreement is amended by deleting the following language in the second sentence: “(dated March 1995 and February 1996).”  The remainder of the Section remains unchanged.

Except as provided in this letter, the Agreement remains in full force and effect.  If the amendments specified above are acceptable to you, please sign this letter where indicated below. It is understood and acknowledged that a faxed or e-mailed signature will be considered to be valid as an original.

Very truly yours,

Acorda Therapeutics, Inc.

By:	/s/ Ron Cohen
Ron Cohen
Its:	President & CEO

Agreed to and accepted:

/s/ David Lawrence
David Lawrence